Exhibit 99.1

SandRidge Energy, Inc. Reports First Quarter 2010 Financial and Operational Results

Makes Significant Discovery in Magnolia Structure 35 Miles East of Piñon Field with 100% Methane

Discovers Warwick Chert in King Structure 20 Miles South of Piñon Field with 78% Methane

Accelerates Expansion of Oil with Rig Ramp-Up in the Permian Basin and Expected Acquisition of Arena Resources, Inc.

Increases Oil Production 66% in First Quarter 2010 from Fourth Quarter 2009; Increases 2010 Oil Production Guidance by 600 MBbls to 5.8 MMBbls and Cuts Gas – Directed Capex by $60 million

Oklahoma City, Oklahoma, May 6, 2010 – SandRidge Energy, Inc. (NYSE: SD) today announced financial and operational results for the quarter ended March 31, 2010.

Key Financial Results

•

Net income available to common stockholders of $18.6 million, or $0.09 per share fully diluted, for first quarter 2010 compared to net loss applicable to common stockholders (including $1.3 billion non-cash full cost ceiling impairment) of $1.2 billion or $7.07 per share fully diluted in first quarter 2009.

•	Adjusted EBITDA of $141.2 million for first quarter 2010 compared to $158.8 million in first quarter 2009.

•	Operating cash flow of $86.4 million for first quarter 2010 compared to $121.2 million in first quarter 2009.

•

Adjusted net income available to common stockholders (which excludes non-cash asset impairments, if any, and unrealized gains or losses on derivative contracts) of $2.8 million, or $0.01 per share, in first quarter 2010 compared to $40.5 million, or $0.25 per share, in first quarter 2009.

Adjusted EBITDA, operating cash flow and adjusted net income available to common stockholders are non-GAAP financial measures. Each measure is defined and reconciled to the most directly comparable GAAP measure under “Non-GAAP Financial Measures” beginning on page 8.

West Texas Overthrust (“WTO”) Exploration Update

•

The “Magnolia” structure, tested by the Owens 103-1A well, is located in the WTO 35 miles east of the Piñon Field. This well encountered three gas-bearing sands at approximate depths of 6,400 feet, 8,300 feet and 10,400 feet. The lower-most sand, the “Owens” sand, at 10,400 feet is over-pressured and contains 250 feet of gross pay, 150 feet of net pay and methane gas with less than 1% CO2. A fracture treatment was pumped on April 29, 2010 and a flow rate of 2.1 MMcf per day with 1,400 psi flowing tubing pressure on an 18/64 choke was achieved even though the well was flowing through a downhole restriction.

The two shallower sands at 6,400 feet and 8,300 feet are upper Pennsylvanian in age and correlate to the Tesnus sands that produce in the Piñon Field. These sands combined have over 600 feet of gross pay and 275 feet of net pay. The Tesnus sand is a proven reservoir in the Piñon Field with over 400 producing wells and approximately 1.5 Tcfe of net reserves potential.

•

The King 9 23-1 well, located approximately 20 miles south of the Piñon Field, encountered over 900 feet of Warwick chert and was drilled to a total depth of 9,620 feet. Re-interpretation of seismic data post drilling shows the King 9 23-1 to be in a down dip structural position and tight portion of the reservoir. The well tested gas in non-commercial quantities, but provided valuable information that gas content was 78% methane. Piñon Field analogies suggest the potential for up dip development. The 3-D seismic data shows a structural anticline with potential to drill approximately 2,000 feet up dip from the King 9 23-1 well.

Continued Oil Expansion

•	Increased oil drilling to 13 rigs currently from 5 rigs in fourth quarter 2009. Further increase to 17 oil rigs planned in third quarter 2010 (excluding effects of Arena Resources acquisition).

•	Increased oil production to 1.2 MMBbls in first quarter 2010 from 0.7 MMBbls in fourth quarter 2009.

•	Anticipate closing of Arena acquisition in second quarter 2010.

Piñon Field Development Update

•

Development and expansion of the Piñon Field continued during the first quarter of 2010 with the addition of 31 wells bringing the producing well count to over 750 wells with over 5,500 future locations. There are currently 10 active rigs operating in the Piñon Field. The Piñon Field is currently producing over 375 MMcf per day of total gross wet gas and approximately 200 MMcf per day of CO2. The Piñon Field has over 15 Tcfe of expected gross gas recovery from approximately 50,000 acres. The company’s current plan maintains a 10 rig development program through 2010.

Permian Basin Development Update

•

Integration of the recently acquired Permian Basin assets began in the first quarter of 2010 with the addition of 36 wells bringing the total producing well count to approximately 1,500 wells with approximately 2,700 future locations. Drilling activity has increased Permian Basin production by 16% from year end 2009. The company plans to increase its Permian Basin rig count throughout 2010.

Operations Update and Guidance (Excluding Effects of Arena Acquisition)

•	Currently operating 10 rigs in the Piñon Field, 10 rigs in the Permian Basin and 4 rigs in Oklahoma. Thirteen of the 24 rigs are drilling in oil reservoirs.

•	Will maintain 10 rigs in Piñon Field for the remainder of 2010.

•	2010 total production guidance lowered to 120 Bcfe from 130 Bcfe.

•	2010 oil production guidance increased to 5.8 MMBbls from 5.2 MMBbls.

•	2010 capital expenditure guidance reduced to $800 million from $860 million.

Tom L. Ward, Chairman and CEO noted, “We are excited by the early results of our first two exploration wells in the WTO. Our wells have encountered 100% methane gas 35 miles east and 78% methane gas 20 miles south of the Piñon Field, greatly increasing our confidence that the WTO will yield additional significant field discoveries other than Piñon. We will continue with our six well exploration program in the WTO and ten rig development plan in the Piñon Field. SandRidge is unique because we control over 550,000 low-cost acres with long lease terms and over 1,300 square miles of proprietary seismic data, providing years of substantial gas exploration and development opportunities.

Mr. Ward commented further, “We have continued the strategic shift to add more oil properties to our asset base. Following our successful closing in December of an $800 million acquisition of Permian properties, we reached an agreement to acquire Arena Resources early last month. The Arena acquisition essentially doubles our low-risk Permian oil drilling opportunities to over 5,500 locations. We will be one of a select few companies that legitimately are able to allocate drilling capital to the best returns, whether oil or gas. We are aggressively moving rigs to oil drilling, with 13 oil rigs drilling currently. By the end of this year we plan to have 20 to 25 rigs drilling for oil, including those drilling on Arena properties. This shift, while resulting in lower capital expenditures and gas production, will still generate strong EBITDA.”

Drilling Activities

The company averaged 22 rigs operating during the first quarter of 2010 and drilled 79 wells. A total of 61 gross (59.5 net) operated wells were completed and brought on production throughout the first quarter of 2010. At March 31, 2010, the company had 27 rigs operating compared to 15 at December 31, 2009 and 8 at September 30, 2009.

Operational and Financial Statistics

Information regarding the company’s production, pricing, costs and earnings is presented below:

	Three Months Ended March 31,
	2010	2009
Production:
Natural gas (MMcf)	19,057	24,432
Crude oil (MBbl)(1)	1,211	718
Natural gas equivalent (MMcfe)	26,320	28,739
Daily production (MMcfed)	292	319

Average price per unit:
Realized natural gas price per Mcf - as reported	$4.67	$3.83
Realized impact of derivatives per Mcf	2.08	3.88

Net realized price per Mcf	$6.75	$7.71

Realized crude oil price per barrel - as reported (1)	$66.50	$38.44
Realized impact of derivatives per barrel (1)	2.59	5.21

Net realized price per barrel (1)	$69.09	$43.65

Realized price per Mcfe - as reported	$6.44	$4.22

Net realized price per Mcfe - including impact of derivatives per Mcfe	$8.06	$7.64

Average cost per Mcfe:
Lease operating	$1.91	$1.59
Production taxes	0.18	0.05
General and administrative:
General and administrative, excluding stock-based compensation	0.94	0.81
Stock-based compensation	0.26	0.18
Depletion	1.99	2.09

Lease operating cost per Mcfe:
Excluding offshore and tertiary recovery	$1.68	$1.44
Offshore operations	4.05	2.56
Tertiary recovery operations	10.11	11.16

Earnings per share:
Income (loss) per share available (applicable) to common stockholders
Basic	$0.09	$(7.07)
Diluted	0.09	(7.07)

Adjusted net income per share available to common stockholders	0.01	0.25

Weighted average number of common shares outstanding (in thousands):
Basic	209,145	163,321
Diluted	209,932	163,321

(1)	Includes NGLs

Discussion of Financial Results

Higher oil and natural gas prices received for first quarter 2010 production resulted in net income available to common stockholders of $18.6 million compared to a net loss applicable to common stockholders (including a $1.3 billion non-cash ceiling impairment of oil and natural gas properties) of $1.2 billion for the same period in 2009.

Oil and Natural Gas Pricing and Production

Increased oil prices and production resulted in 32.7% higher first quarter 2010 total revenues of $211.0 million compared to $159.0 million in first quarter 2009. The average price received for oil production, excluding the impact of derivative contract settlements, increased 73.0% to $66.50 per barrel for first quarter 2010 compared to $38.44 per barrel in first quarter 2009. These higher oil prices received combined with a 68.7% increase in oil production and resulted in a 191.8% increase in oil revenue for first quarter 2010 compared to the same period in 2009. The increase in oil production primarily was generated from Permian Basin assets acquired in December 2009 and by increased oil drilling beginning in the first quarter of 2010. Slightly offsetting the increased oil revenue during first quarter 2010 was a 4.9% decline in natural gas revenue compared to first quarter 2009. The decline in natural gas revenue was the result of a 22.0% decrease in natural gas production offset by a 21.9% increase in natural gas prices. The decline in natural gas production was caused by decreased drilling activity during 2009 from a high of 47 rigs working in September 2008 to a low of 4 rigs working in September 2009.

Gain on Derivative Contracts

The company enters into oil and natural gas swaps for a portion of its estimated future production in order to stabilize future cash inflows for planning purposes. First quarter 2010 results benefited by a net gain of $62.0 million ($19.4 million unrealized gain and $42.6 million realized gain) on derivative commodity contracts. This compares to a $206.6 million net gain ($108.3 million unrealized gain and $98.3 million realized gain) for the same period in 2009.

CO2 Treating Capacity and Century Plant

Construction of the Century Plant, located in Pecos County, Texas, remains on schedule with anticipated start up of Phase 1 in summer 2010. Century Plant Phase 1 will add approximately 400 MMcf per day of CO2 treating capacity, giving the company access to total CO 2 treating capacity in the WTO of approximately 775 MMcf per day.

Capital Expenditures

The table below summarizes the company’s capital expenditures for the three-month periods ended March 31, 2010 and 2009:

	Three Months Ended March 31,
	2010	2009
	(in thousands)

Drilling and production
WTO	$85,325	$114,248
Permian Basin	39,446	20,924
Tertiary	2,723	7,606
Other	30,721	55,338

	158,215	198,116

Leasehold and seismic
WTO	4,535	4,379
Permian Basin	3,520	759
Tertiary	—	—
Other	8,030	3,441

	16,085	8,579

Pipe inventory	17,456	54,673

Total exploration and development	191,756	261,368

Drilling and oil field services	9,417	2,377
Midstream	20,422	23,948
Other - general	6,986	9,467

Total capital expenditures	$228,581	$297,160

Derivative Contracts

The table below sets forth the company’s natural gas price and basis swaps and oil swaps through 2013 as of May 3, 2010. For 2010, current oil and natural gas derivative contracts excluding basis swaps account for 107 Bcfe at $9.17 per Mcfe. Since February 23, 2010, the company has entered into additional oil swaps for 2010, 2011 and 2012, which are included below. The company currently does not have natural gas swaps for 2011, 2012 or 2013 or oil swaps for 2013.

	Year Ending
	12/31/2010	12/31/2011	12/31/2012	12/31/2013
Oil Swaps:
Volume (MMBbls)	4.38	5.48	6.99	0.00
Swap	$82.04	$86.07	$86.98	NM

Natural Gas Swaps:
Volume (Bcf)	80.29	0.00	0.00	0.00
Swap	$7.70	NM	NM	NM

Natural Gas Basis Swaps:
Volume (Bcf)	82.13	104.03	113.46	14.60
Swap	$0.74	$0.47	$0.55	$0.46

Balance Sheet

The company’s capital structure at March 31, 2010 and December 31, 2009 is presented below:

	March 31, 2010	December 31, 2009
	(in thousands)

Cash and cash equivalents	$2,571	$7,861

Current maturities of long-term debt	$10,367	$12,003
Long-term debt (net of current maturities):
Senior credit facility	45,214	—
Notes payable - Drilling rig fleet and oil field services equipment	4,291	6,304
Mortgage	16,775	17,020
Senior Notes:
Senior Floating Rate Notes due 2014	350,000	350,000
8.625% Senior Notes due 2015	650,000	650,000
9.875% Senior Notes due 2016, net	351,426	351,021
8.0% Senior Notes due 2018	750,000	750,000
8.75% Senior Notes due 2020, net	442,704	442,590

Total debt	2,620,777	2,578,938

Stockholders’ equity:
Preferred stock	5	5
Common stock	204	203
Additional paid-in capital	2,969,652	2,961,613
Treasury stock, at cost	(28,283)	(25,079)
Accumulated deficit	(3,124,094)	(3,142,699)

Total SandRidge Energy, Inc. stockholders’ (deficit) equity	(182,516)	(205,957)

Noncontrolling interest	11,186	10,052

Total capitalization	$2,449,447	$2,383,033

The company’s total debt (short-term and long-term) increased $41.8 million during the first quarter of 2010 due to draws on its senior credit facility to partially fund first quarter capital expenditures. Additionally, during the first quarter of 2010, the company made principal payments on its rig loans and real estate loan related to the purchase of the company’s headquarters building totaling $3.7 million and $0.2 million, respectively. At March 31, 2010, the company had classified $10.4 million of its long-term debt as current. This total included $9.5 million related to its rig loan and $0.9 million related to the real estate loan. Total debt as of March 31, 2010 was $2.621 billion compared to $2.579 billion at year-end 2009. The company was in compliance with all of the financial and other covenants contained in its debt agreements at March 31, 2010. During April 2010, the company’s senior credit facility borrowing base of $850 million was affirmed by its bank group and the facility’s maturity date was extended to April 15, 2014 from November 21, 2011.

Operational Guidance

	Year Ending December 31, 2010
	Previous Projection as of February 25, 2010	Updated Projection as of May 6, 2010
Production
Natural Gas (Bcf)	98.9	84.9
Oil (MMBbls) (1)	5.2	5.8

Total (Bcfe)	129.8	120.0

Differentials
Natural Gas	$0.75	$0.60
Oil (1)	7.00	11.00

Costs per Mcfe
Lifting (2)	$1.58 - $1.74	$1.68 - $1.85
Production Taxes	0.20 - 0.25	0.20 - 0.25
DD&A - oil & gas	1.79 - 1.99	1.88 - 1.99
DD&A - other	0.37 - 0.41	0.40 - 0.44

Total DD&A	$2.16 - $2.40	$2.28 - $2.43
G&A - cash	0.62 - 0.68	0.65 - 0.72
G&A - stock	0.22 - 0.25	0.22 - 0.25

Total G&A	$0.84 - $0.93	$0.87 - $0.97
Interest Expense	$1.66 - $1.83	$1.90 - $2.09

Corporate Tax Rate	0%	0%
Deferral Rate	0%	0%

Shares Outstanding at End of Period (in millions)
Common Stock	213.3	213.3
Preferred Stock (converted)	51.5	51.5

Fully Diluted	264.8	264.8

Capital Expenditures ($ in millions)
Exploration and Production	$715	$660
Land and Seismic	35	35

Total Exploration and Production	$750	$695
Oil Field Services	5	10
Midstream and Other	105	95

Total Capital Expenditures	$860	$800

(1)	Includes NGLs
(2)	Includes workover expense

The company is updating certain guidance for 2010 from the information previously provided on February 25, 2010. All guidance is provided exclusive of the effects of the Arena acquisition.

Due to decreased gas drilling, total production guidance has been reduced to 120.0 Bcfe from 129.8 Bcfe. Projected oil production has increased to 5.8 MMBbls from 5.2 MMBbls. The projected natural gas differential has been reduced to reflect lower differentials experienced to date in 2010. The increased oil differential is a result of a higher percentage of NGLs in the recently acquired Permian Basin properties. Lifting costs have increased primarily due to higher expenses associated with the company’s shift toward oil drilling and increased workover expenses associated with the recently acquired Permian Basin properties. Other per unit costs have increased due to the decrease in anticipated production. Total capital expenditures have been reduced to $800 million from $860 million, as the company has decreased gas-directed exploration and production spending.

Non-GAAP Financial Measures

Operating cash flow, adjusted EBITDA and adjusted net income available to common stockholders are non-GAAP financial measures.

The company defines operating cash flow as net cash provided by operating activities before changes in operating assets and liabilities. It defines EBITDA as net income (loss) before income tax expense (benefit), interest expense and depreciation, depletion and amortization. Adjusted EBITDA, as presented herein, is EBITDA excluding interest income, (gain) loss on the sale of assets and other various non-cash items (including asset impairments, income from equity investments, noncontrolling interest, stock-based compensation, unrealized (gain) loss on derivative contracts and provision for doubtful accounts). This definition of adjusted EBITDA generally conforms to the EBITDA definition in the company’s credit agreement.

Operating cash flow and adjusted EBITDA are supplemental financial measures used by the company’s management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the company’s ability to internally fund exploration and development activities and to service or incur additional debt. The company also uses these measures because operating cash flow and adjusted EBITDA relate to the timing of cash receipts and disbursements that the company may not control and may not relate to the period in which the operating activities occurred. Further, operating cash flow and adjusted EBITDA allow the company to compare its operating performance and return on capital with those of other companies without regard to financing methods and capital structure. These measures should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles (“GAAP”). Adjusted EBITDA should not be considered as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, the company’s adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

Management also uses the supplemental financial measure of adjusted net income available (loss applicable) to common stockholders, which excludes asset impairments, unrealized (gain) loss on derivative contracts and (gain) loss on the sale of assets from net income available (loss applicable) to common stockholders. Management uses this financial measure as an indicator of the company’s operational trends and performance relative to other oil and natural gas companies and believes it is more comparable to earnings estimates provided by securities analysts. Adjusted net income available (loss applicable) to common stockholders is not a measure of financial performance under GAAP and should not be considered a substitute for net income available (loss applicable) to common stockholders.

The tables below reconcile the most directly comparable GAAP financial measures to operating cash flow, EBITDA, adjusted EBITDA and adjusted net income available (loss applicable) to common stockholders.

Reconciliation of Net Cash Provided by Operating Activities to Operating Cash Flow

	Three Months Ended March 31,
	2010	2009
	(in thousands)

Net cash provided by operating activities	$147,602	$75,344

(Deduct) add:
Changes in operating assets and liabilities	(61,186)	45,838

Operating cash flow	$86,416	$121,182

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

	Three Months Ended March 31,
	2010	2009
	(in thousands)

Net income (loss)	$27,236	$(1,154,857)

Adjusted for:
Income tax expense (benefit)	12	(1,169)
Interest expense (1)	58,241	40,501
Depreciation, depletion and amortization - other	12,303	12,726
Depreciation and depletion - oil and natural gas	52,278	60,093

EBITDA	150,070	(1,042,706)

Asset impairment	—	1,304,418
Provision for doubtful accounts	84	—
Income from equity investments	—	(234)
Interest income	(69)	(11)
Stock-based compensation	6,882	5,205
Unrealized gains on derivative contracts	(15,511)	(108,010)
(Gain) loss on sale of assets	(304)	180

Adjusted EBITDA	$141,152	$158,842

(1)	Excludes unrealized loss on interest rate swap of $3.8 million and $0.3 million for the three-month periods ended March 31, 2010 and 2009, respectively.

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

	Three Months Ended March 31,
	2010	2009
	(in thousands)

Net cash provided by operating activities	$147,602	$75,344

Changes in operating assets and liabilities	(61,186)	45,838
Interest expense (1)	58,241	40,501
Other non-cash items	(3,505)	(2,841)

Adjusted EBITDA	$141,152	$158,842

(1)	Excludes unrealized loss on interest rate swap of $3.8 million and $0.3 million for the three-month periods ended March 31, 2010 and 2009, respectively.

Reconciliation of Net Income (Loss) Available (Applicable) to Common Stockholders to Adjusted

Net Income Available to Common Stockholders

	Three Months Ended March 31,
	2010	2009
	(in thousands, except per share data)

Net income (loss) available (applicable) to common stockholders	$18,605	$(1,154,857)

Asset impairment	—	1,304,418
Unrealized gains on derivative contracts	(15,511)	(108,010)
(Gain) loss on sale of assets	(304)	180
Effect of income taxes	7	(1,210)

Adjusted net income available to common stockholders	2,797	40,521
Preferred stock dividends	8,631	—

Total adjusted net income	$11,428	$40,521

Weighted average number of common shares outstanding
Basic	209,145	163,321
Fully diluted (1)	261,428	198,900

Per share - basic	$0.01	$0.25

Per share - fully diluted	$0.04	$0.20

(1)	Weighted average fully diluted common shares outstanding for certain periods presented includes shares that are considered antidilutive for calculating earnings per share in accordance with GAAP.

Conference Call Information

The company will host a conference call to discuss these results on Friday, May 7, 2010 at 8:00 am CDT. The telephone number to access the conference call from within the U.S. is 800-599-9829 and from outside the U.S. is 617-847-8703. The passcode for the call is 90650036. An audio replay of the call will be available from May 7, 2010 until 11:59 pm CDT on June 7, 2010. The number to access the conference call replay from within the U.S. is 888-286-8010 and from outside the U.S. is 617-801-6888. The passcode for the replay is 12240307.

A live audio webcast of the conference call also will be available via SandRidge’s website, www.sandridgeenergy.com, under Investor Relations/Events. The webcast will be archived for replay on the company’s website for 30 days.

Conference Participation

SandRidge Energy, Inc. will participate in the following upcoming events:

•	May 13, 2010 – RBS High Yield Conference

•	May 27, 2010 – UBS Global Oil and Gas Conference

•	June 7, 2010 – RBC 2010 Global Energy and Power Conference

At 8:00 am Central Time on the day of each presentation, the corresponding slides and webcast information will be accessible on the Investor Relations portion of the company’s website at www.sandridgeenergy.com. Please check the website for updates regularly as this schedule is subject to change. Also, please note that SandRidge Energy, Inc. intends for its website to be used as a reliable source of information for all future events in which it may participate. Slides and webcasts (where applicable) will be archived and available for at least 30 days after each presentation.

Second Quarter 2010 Earnings Release and Conference Call

August 5, 2010 (Thursday) – Earnings press release and filing of 10-Q after market close

August 6, 2010 (Friday) – Earnings conference call at 8:00 am CDT

SandRidge Energy, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2009
	(Unaudited)

Revenues:
Oil and natural gas	$169,585	$121,241
Drilling and services	5,760	6,311
Midstream and marketing	27,988	25,956
Other	7,661	5,505

Total revenues	210,994	159,013

Expenses:
Production	50,272	45,734
Production taxes	4,838	1,491
Drilling and services	7,209	4,925
Midstream and marketing	25,506	23,888
Depreciation and depletion - oil and natural gas	52,278	60,093
Depreciation, depletion and amortization - other	12,303	12,726
Impairment	—	1,304,418
General and administrative	31,674	28,485
Gain on derivative contracts	(61,952)	(206,647)
(Gain) loss on sale of assets	(304)	180

Total expenses	121,824	1,275,293

Income (loss) from operations	89,170	(1,116,280)

Other income (expense):
Interest income	69	11
Interest expense	(62,089)	(40,748)
Income from equity investments	—	234
Other income, net	1,236	760

Total other (expense) income	(60,784)	(39,743)

Income (loss) before income tax expense (benefit)	28,386	(1,156,023)
Income tax expense (benefit)	12	(1,169)

Net income (loss)	28,374	(1,154,854)
Less: net income attributable to noncontrolling interest	1,138	3

Net income (loss) attributable to SandRidge Energy, Inc.	27,236	(1,154,857)
Preferred stock dividends	8,631	—

Income available (loss applicable) to SandRidge Energy, Inc. common stockholders	$18,605	$(1,154,857)

Basic and diluted earnings (loss) per share:
Basic	$0.09	$(7.07)

Diluted	$0.09	$(7.07)

Weighted average number of common shares outstanding:
Basic	209,145	163,321

Diluted	209,932	163,321

SandRidge Energy, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except per share data)

	March 31, 2010	December 31, 2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,571	$7,861
Accounts receivable, net	96,155	105,476
Derivative contracts	141,569	105,994
Inventories	3,741	3,707
Costs in excess of billings	31,965	12,346
Other current assets	14,216	20,580

Total current assets	290,217	255,964
Oil and natural gas properties, using full cost method of accounting
Proved	6,160,856	5,913,408
Unproved	226,452	281,811
Less: accumulated depreciation, depletion and impairment	(4,272,882)	(4,223,437)

	2,114,426	1,971,782

Other property, plant and equipment, net	482,183	461,861
Restricted deposits	27,820	32,894
Other assets	57,019	57,816

Total assets	$2,971,665	$2,780,317

LIABILITIES AND EQUITY
Current liabilities:
Current maturities of long-term debt	$10,367	$12,003
Accounts payable and accrued expenses	303,603	203,908
Derivative contracts	7,590	7,080
Asset retirement obligation	2,553	2,553

Total current liabilities	324,113	225,544

Long-term debt	2,610,410	2,566,935
Other long-term obligations	16,257	14,099
Derivative contracts	80,614	61,060
Asset retirement obligation	111,601	108,584

Total liabilities	3,142,995	2,976,222

Commitments and contingencies

Equity:
SandRidge Energy, Inc. stockholders’ equity:
Preferred stock, $0.001 par value, 50,000 shares authorized:
8.5% Convertible perpetual preferred stock; 2,650 shares issued and outstanding at March 31, 2010 and December 31, 2009; aggregate liquidation preference of $265,000	3	3
6.0% Convertible perpetual preferred stock; 2,000 shares issued and outstanding at March 31, 2010 and December 31, 2009; aggregate liquidation preference of $200,000	2	2
Common stock, $0.001 par value, 400,000 shares authorized; 212,961 issued and 210,788 outstanding at March 31, 2010 and 210,581 issued and 208,715 outstanding at December 31, 2009	204	203
Additional paid-in capital	2,969,652	2,961,613
Treasury stock, at cost	(28,283)	(25,079)
Accumulated deficit	(3,124,094)	(3,142,699)

Total SandRidge Energy, Inc. stockholders’ (deficit) equity	(182,516)	(205,957)
Noncontrolling interest	11,186	10,052

Total (deficit) equity	(171,330)	(195,905)

Total liabilities and equity	$2,971,665	$2,780,317

SandRidge Energy, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended March 31,
	2010	2009
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$28,374	$(1,154,854)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for doubtful accounts	84	—
Depreciation, depletion and amortization	64,581	72,819
Impairment	—	1,304,418
Debt issuance costs amortization	2,218	1,611
Discount amortization on long-term debt	519	—
Unrealized gain on derivative contracts	(15,511)	(108,010)
(Gain) loss on sale of assets	(304)	180
Investment (income) loss	(427)	47
Income from equity investments	—	(234)
Stock-based compensation	6,882	5,205
Changes in operating assets and liabilities	61,186	(45,838)

Net cash provided by operating activities	147,602	75,344

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property, plant and equipment(1)	(190,580)	(350,184)
Proceeds from sale of assets	5,606	247
Refunds of restricted deposits	5,095	—

Net cash used in investing activities	(179,879)	(349,937)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings	273,343	559,099
Repayments of borrowings	(232,023)	(525,718)
Dividends paid - preferred	(11,263)	—
Noncontrolling interest distributions	(4)	(11)
Proceeds from issuance of convertible perpetual preferred stock, net	(87)	243,289
Stock-based compensation excess tax benefit	12	(2,113)
Purchase of treasury stock	(2,770)	(513)
Debt issuance costs	(221)	—

Net cash provided by financing activities	26,987	274,033

NET DECREASE IN CASH AND CASH EQUIVALENTS	(5,290)	(560)
CASH AND CASH EQUIVALENTS, beginning of year	7,861	636

CASH AND CASH EQUIVALENTS, end of period	$2,571	$76

Supplemental Disclosure of Noncash Investing and Financing Activities:
Change in accrued capital expenditures(1)	$38,001	$(53,024)
Convertible perpetual preferred stock dividends payable	$5,814	$—

(1)	Capital expenditures on an accrual basis were $228,581 and $297,160 for the three-month periods ended March 31, 2010 and 2009, respectively.

For further information, please contact:

Kevin R. White

Senior Vice President

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102-6406

(405) 429-5515

Cautionary Note to Investors - This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, the information appearing under the heading “Operational Guidance.” These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. The forward-looking statements include projections and estimates of future oil and natural gas production, tax rates, shares outstanding, pricing differentials, operating costs and capital spending, treating capacity, exploration efforts, descriptions of our development plans, effects of our pending acquisition of Arena Resources, Inc. (“Arena”) on our financial condition and financial results, and the timing and likelihood of consummation of our pending acquisition of Arena. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of oil and natural gas prices, our success in discovering, estimating, developing and replacing oil and natural gas reserves, actual decline curves and the actual effect of adding compression to gas wells, the availability and terms of capital, the ability of counterparties to transactions with us to meet their obligations, our timely execution of hedge transactions, credit conditions of global capital markets, changes in economic conditions, construction risks related to the Century Plant, including the reliance we place on third parties, the amount and timing of future development costs, the availability and demand for alternative energy sources, regulatory changes, including those related to carbon dioxide and greenhouse gas emissions, risks associated with our ability to consummate our pending acquisition of Arena and to realize the benefits anticipated from such acquisition, and other factors, many of which are beyond our control. We refer you to the discussion of risk factors in Part I, Item 1A – “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2009; Part II, Item 1A – “Risk Factors” of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010; and in comparable “risk factors” sections of our Quarterly Reports on Form 10-Q filed after the date of this press release. All of the forward-looking statements made in this press release are qualified by these cautionary statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements.

The SEC permits oil and natural gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves, as each is defined by the SEC. Under SEC rules, proved reserve estimates are considered reasonably certain. Probable reserve estimates are as likely as not to be achieved and possible reserve estimates might be achieved but only under more favorable circumstances than are likely, making each of them inherently less certain than proved reserve estimates and subject to greater risk of being actually realized by the company. At times we use the terms “net reserves potential” and “expected gross gas recovery” to provide estimates that the SEC’s guidelines prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved, probable or possible reserves and, accordingly, are subject to substantially greater risk of being actually realized by the company. For a discussion of the company’s proved reserves, as calculated under current SEC rules, we refer you to the company’s Annual Report on Form 10-K for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, which are available on our website at www.sandridgeenergy.com and on the SEC’s website at www.sec.gov.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

This communication is being made in respect of the proposed business combination involving SandRidge Energy, Inc. and Arena Resources, Inc. In connection with the proposed transaction, SandRidge Energy, Inc. has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 containing a Joint Proxy Statement/Prospectus (Registration No. 333-166141), and each of SandRidge Energy, Inc. and Arena Resources, Inc. may file with the SEC other documents regarding the proposed transaction. The definitive Joint Proxy Statement/Prospectus will be mailed to stockholders of SandRidge Energy, Inc. and Arena Resources, Inc. Investors and security holders of SandRidge Energy, Inc. and Arena Resources, Inc. are urged to read the Joint Proxy Statement/Prospectus and other documents filed with the SEC carefully in their entirety because they contain important information about the proposed transaction. Investors and security holders can obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed with the SEC by SandRidge Energy, Inc. and Arena Resources, Inc. through the web site maintained by the SEC at www.sec.gov. Free copies of the Registration Statement and the Joint Proxy Statement/Prospectus and other documents filed with the SEC can also be obtained by directing a request to SandRidge Energy, Inc., 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102, Attention: Investor Relations, or by directing a request to Arena Resources, Inc., 6555 South Lewis Avenue, Tulsa, Oklahoma 74136, Attention: Investor Relations.

SandRidge Energy, Inc., Arena Resources, Inc. and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding SandRidge Energy, Inc.’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2009, which was filed with the SEC on March 1, 2010, and its proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on April 26, 2010, and information regarding Arena Resources, Inc.’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2009, which was filed with the SEC on March 1, 2010 and its proxy statement for its 2009 annual meeting of stockholders, which was filed with the SEC on October 29, 2009. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Joint Proxy Statement/Prospectus and other relevant materials filed with the SEC.

SandRidge Energy, Inc. is an oil and natural gas company headquartered in Oklahoma City, Oklahoma with its principal focus on exploration and production. SandRidge and its subsidiaries also own and operate gas gathering and processing facilities and CO2 treating and transportation facilities and conduct marketing and tertiary oil recovery operations. In addition, Lariat Services, Inc., a wholly-owned subsidiary of SandRidge, owns and operates a drilling rig and related oil field services business. SandRidge focuses its exploration and production activities in West Texas, the Permian Basin, the Mid-Continent, the Cotton Valley Trend in East Texas, the Gulf Coast, and the Gulf of Mexico. SandRidge’s internet address is www.sandridgeenergy.com.